Exhibit 5.1

Borden Ladner Gervais LLP

Lawyers • Patent & Trade-mark Agents

Scotia Plaza, 40 King Street West

Toronto, Ontario, Canada M5H 3Y4

tel.: (416) 367-6000 fax: (416) 367-6749

www.blgcanada.com

July 31, 2007

North American Energy Partners Inc.

Zone 3, Acheson Industrial Area

2-53016 Highway 60

Acheson, Alberta T7X 5A7

Dear Sirs, Mesdames:

Re:	North American Energy Partners Inc.

We have acted as special counsel to North American Energy Partners Inc., a corporation organized under the federal laws of Canada (the “Company”), in connection with the offering by certain selling shareholders (the “Selling Shareholders”) of up to 8,335,982 common shares in the capital of the Company (the “Company Shares”) to be sold by the Selling Shareholders to the underwriters (the “Underwriters”) named in the Underwriting Agreement to be entered into by and among the Company, the Selling Shareholders and the Underwriters (the “Underwriting Agreement”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the Securities Act of 1933, as amended (the “Securities Act”).

The opinions expressed below are confined to the laws of the Province of Ontario and the federal laws of Canada applicable in such province.

In connection with this opinion, we have examined (i) the registration statement on Form F-1 filed by the Company under the Securities Act on June 29, 2007, Amendment No. 1 thereto filed on July 16, 2007, Amendment No. 2 thereto filed on July 20, 2007 and Amendment No. 3 thereto filed on July 31, 2007 (such registration statement, as so amended being hereinafter referred to as the “Registration Statement”), (ii) the form of Underwriting Agreement filed as an exhibit to the Registration Statement, (iii) the articles of the Company in effect on the date hereof, as certified by an Officer of the Company; (iv) the Bylaws of the Company in effect on the date hereof, as certified by an Officer of the Company; and (v) resolutions of the Board of Directors of the Company, relating to the offering of the Company Shares and related matters, and related matters as well as such records and documents and such questions of law as we have deemed necessary or appropriate for the purposes of this opinion.

On the basis of such examination, we advise you that in our opinion the Company Shares have been duly and validly authorized and are validly issued, fully paid and non-assessable.

The opinion expressed herein is as of the date hereof. This opinion is strictly limited to the matters stated herein, and no other or more extensive opinion is intended, implied or to be inferred beyond the matters expressly stated herein. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement and for no other purpose. Except for such use, this opinion may not be quoted, circulated or published, in whole or in part, or otherwise referred to, filed with or furnished to any other person or entity, without our express prior written authorization. In giving this consent, we do not thereby admit that we are included in the category of person whose consent is required by the Securities Act, or the rules and regulations promulgated thereunder.

Yours very truly,

/s/ Borden Ladner Gervais LLP